Exhibit 99.1

For further information, contact

John W. Hayden

Senior Vice President – Controller

(636) 736-7000

FOR IMMEDIATE RELEASE

REINSURANCE GROUP OF AMERICA

ANNOUNCES PRICING OF SENIOR NOTES

ST. LOUIS, September 19, 2013 – Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it has priced an aggregate principal amount of $400 million of 4.70 percent senior notes due 2023 pursuant to a public offering. RGA expects to use the net proceeds from the offering for general corporate purposes.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as the joint book-running managers.

The notes have a 10-year final maturity, an issue price of 99.623 percent and feature a fixed rate coupon of 4.70 percent, payable semiannually. RGA expects to complete the offering on September 24, 2013, subject to customary closing conditions.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering is being made solely by means of a prospectus and prospectus supplement.

Copies of the prospectus and prospectus supplement relating to the notes may be obtained by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attention: High Grade Syndicate Desk — 3rd floor, or by calling 1-212-834-4533, from Merrill Lynch, Pierce, Fenner & Smith Incorporated at One Bryant Park, New York, NY 10036, Attention: High Grade Syndicate Desk or by calling 1-800-294-1322, or from UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist or by calling 1-877-827-6444, ext. 561-3884. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about RGA and this offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or by contacting the underwriters with your request.

About Reinsurance Group of America

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.8 trillion of life reinsurance in force, and assets of $38.8 billion.

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